File No. 70-7512


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                 AMENDMENT NO. 3
                                       TO
                         POST-EFFECTIVE AMENDMENT NO. 1
                             TO FORM U-1 APPLICATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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         National Fuel Gas Company          Data-Track Account Services, Inc.
         10 Lafayette Square                10 Lafayette Square
         Buffalo, New York  14203           Buffalo, New York  14203

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
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                            NATIONAL FUEL GAS COMPANY
                    (Name of top registered holding company)
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         Anna Marie Cellino,                William M. Petmecky,
         Secretary                          Secretary
         National Fuel Gas Company          Data-Track Account Services, Inc.
         10 Lafayette Square                10 Lafayette Square
         Buffalo, New York  14203           Buffalo, New York  14203

             (Names and addresses of agents for service of process)

             It is requested that the Commission send copies of all
                     notices, orders and communications to:

                               Mark D. Buri, Esq.
                            National Fuel Gas Company
                                   Suite 1500
                               10 Lafayette Square
                             Buffalo, New York 14203

Item 3.  Applicable Statutory Provisions
----------------------------------------

The following is hereby added to Item 3:

         Rule 54 provides that, in determining whether to approve any transaction by a registered holding company that is unrelated to any "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any EWG or FUCO on the holding company system if the requirements of Rule 53(a),
(b) and (c) are met. National is currently in compliance with all requirements of Rule 53(a). Specifically, National's "aggregate investment" (as defined in Rule 53(a)(1)) in all EWGs and FUCOs is currently approximately $117.7 million, or 25.4% of National's "consolidated retained earnings" (also as defined in Rule 53(a)(1)) as of June 30, 1999 ($463.7 million). National is in compliance with and will continue to comply with the requirements of Rule 53(a)(2), (a)(3) and
(a)(4). Further, none of the conditions or circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable.

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


Dated:   October 4, 1999


                                       NATIONAL FUEL GAS COMPANY


                                       By /s/ James R. Peterson
                                          ------------------------------------
                                          J. R. Peterson
                                          Assistant Secretary


                                       DATA-TRACK ACCOUNT
                                       SERVICES, INC.


                                       By /s/ William M. Petmecky
                                          ------------------------------------
                                          W. M. Petmecky
                                          Secretary